Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated March 16, 2020, with respect to the consolidated financial statements of Senseonics Holdings, Inc., and the effectiveness of internal control over financial reporting of Senseonics Holdings, Inc., included in its Annual Report (Form 10-K) for the year-ended December 31, 2019, filed with the Securities Exchange Commission.

/s/ Ernst & Young, LLP

Tysons, Virginia

January 21, 2021